UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2011

R. G. BARRY CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	1-8769	31-4362899
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13405 Yarmouth Road N.W., Pickerington, Ohio	43147
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 864-6400

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations.

Item 1.01 Entry into a Material Definitive Agreement.

On March 1, 2011, R. G. Barry Corporation (the “Company”) and The Huntington National Bank (“Huntington”) entered into an unsecured Credit Agreement (the “New Facility”). The New Facility replaces the existing unsecured revolving credit agreement between the Company and Huntington dated March 29, 2007 (as amended, the “Prior Credit Agreement”), which was due to expire on December 31, 2011. As is discussed more thoroughly under Item 1.02 below, the Prior Credit Agreement with Huntington was terminated in connection with the New Facility.

Under the terms of the New Facility, Huntington is obligated to advance funds to the Company for a period of three years under a revolving credit facility (the “Revolving Credit Facility”). The Company may have outstanding indebtedness of up to $5 million under the Revolving Credit Facility from January through June of each calendar year and up to $10 million from July through December of each calendar year. The Revolving Credit Facility includes a $1.5 million sub-facility for letters of credit. Under the terms of the New Facility, the Company may request that Huntington increase the Revolving Credit Facility by an amount of up to $5 million. The termination and maturity date of the Revolving Credit Facility is March 1, 2014. The interest rate on the Revolving Credit Facility is a rate equal to LIBOR plus 1.75%. Additionally, the Company agreed to pay a quarterly fee equal to 0.25% of the daily average unused amount of the Revolving Credit Facility, as well as a $25,000 facility fee in connection with the Revolving Credit Facility. Further, the Revolving Credit Facility must be rested for at least 30 consecutive days during each period commencing on July 1 and continuing through June 30 of the following year.

Under the terms of the New Facility, Huntington is also obligated to advance the Company $30 million in funds under a term loan facility (the “Term Loan Facility”). Under the Term Loan Facility, Huntington shall disburse $15 million on March 1, 2011 and the remaining $15 million on March 31, 2011. The Company shall make equal monthly principal payments in the amount of $357,142.86, together with accrued interest, beginning on April 1, 2011, with the remaining outstanding balance and accrued interest due and payable on March 1, 2016. The interest rate on the Term Loan Facility is a rate equal to LIBOR plus 1.85%. Under the terms of the New Facility, the Company is required to enter into one or more rate management transactions with another lender providing for a fixed rate of interest on a notional amount of at least $15,000,000. The Company also agreed to pay Huntington a facility fee of $75,000 in connection with the Term Loan Facility.

Under the terms of the New Facility, the Company is required to satisfy certain financial covenants, including (a) satisfying a minimum fixed charge coverage ratio test of not less than 1.1 to 1.0, which is calculated quarterly on a trailing 12-month basis beginning with the fiscal quarter ending on or nearest to March 31, 2012, (b) satisfying a funded debt leverage ratio test of not greater than 2.25 to 1.00, which is calculated quarterly beginning with the fiscal quarter ending on or nearest to March 31, 2012 and (c) maintaining a consolidated net worth of at least $52 million, increased annually by an amount equal to 50% of the Company’s consolidated net income subsequent to July 2, 2011.

The foregoing description of the New Facility does not purport to be complete and is qualified in its entirety by reference to the New Facility, a copy of which is attached hereto as Exhibit 10.1.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with the New Facility, on March 1, 2011, the Prior Credit Agreement between the Company and Huntington and all related agreements were terminated, including all related promissory notes. A description of the Prior Credit Agreement was included in Item 1.01 of the Company’s Current Report on Form 8-K filed on April 4, 2007.

Section 2 – Financial Information.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in “Item 1.01 – Entry Into a Material Definitive Agreement” above is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits.

Item 9.01	Financial Statements and Exhibits.
(a) - (c)	Not applicable.
(d)	Exhibits.

Exhibit No.	Description
10.1	Credit Agreement between R. G. Barry Corporation and The Huntington National Bank, dated March 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R. G. BARRY CORPORATION

March 2, 2011

By: /s/ José G. Ibarra
José G. Ibarra
Senior Vice President – Finance, Chief
Financial Officer

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